EXHIBIT 99.2
Sarah Zaozirny Director - Investor Relations
Investor Update	Issue Date:	March 1, 2004

This report contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in our 2003 10-K and our other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the pre-tax benefits from the revenue-generating and cost-reducing initiatives discussed previously, some of which will depend, among other matters, on customer acceptance and competitor actions. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
Current News

Today Continental reported its operational performance for February 2004. February systemwide mainline load factor was 70.2%, 1.3 points above last year's February load factor on a 13.9% increase in traffic and an 11.7% increase in capacity. Without the extra Leap Year day in February, these traffic and capacity increases would have been about three points lower. Systemwide February 2004 mainline RASM is estimated to have decreased between 2.5% and 3.5% compared to February 2003. The February year-over-year RASM decline was partly attributable to Continental's strong performance relative to the industry during February last year, and the poor performance this year of the very competitive transcontinental markets, where RASM declined an estimated 25 to 30 percent as compared to February of last year. Further, in February 2004, transcontinental markets accounted for 12.3% of domestic capacity compared to 9.8% in February 2003.

We anticipate that 1Q04 Cost per Available Seat Mile (CASM) will be down 3.7% to 4.2% compared to 1Q03, and that 1Q04 CASM ex-fuel, excluding special items will be down 3.8% to 4.4% compared to 1Q03.

Continental will record a special operating charge of approximately $17 million ($11 million after taxes) related to the permanent grounding of three MD-80 aircraft during the first quarter. The charge is associated with future obligations for rent and return conditions net of assumed sublease income. Additionally, Continental recorded a non-cash special charge of $34 million ($22 million after taxes) related to the termination of a royalty agreement during the first quarter.

Tax Sharing Agreement with ExpressJet Holding, Inc.
Continental expects to receive approximately $40 million in 2004 and $20 million in 2005 related to a tax-sharing agreement with ExpressJet Holdings, Inc. For more information regarding this tax-sharing agreement, please see our 2003 10-K.

Targeted Cash Balance
Continental anticipates ending the first quarter of 2004 with a cash and short-term investments balance of approximately $1.5 billion, including approximately $185 million of restricted cash.
Advanced Bookings - Six Week Outlook

Domestic bookings through mid-April are running about even with last year on about 1% more seats. Despite the slight booking weakness, we expect load factors will continue to be strong, and will most likely be 2-3 pts higher than last year in March and April. The negative pressure on domestic yields was greater than originally anticipated for February and we currently expect first quarter domestic yields to be down several points.

All our international regions remain booked ahead, or are expected to finish ahead, of last year for most weeks. We expect first quarter load factors to be up 1-2 pts in Latin and up 8-10 pts in Transatlantic and Pacific regions over the same period last year.

2004 Estimated Year-over-Year %Change
ASMs	1st Qtr.(E)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline System Regional	6.0% 8.5% 3.5% 5.5% 6.0% 35.5%	2.5% 12.0% 17.5% 8.5% 6.5% 24.0%

2004 Estimate
Load Factor	1st Qtr.(E)	Full Year(E)
Continental Regional	73 - 74% 64 - 65%	76 - 77% 71 - 72%

2004 Estimate (cents)
Mainline Operating Statistics	1st Qtr.(E)	Full Year(E)
CASM (including special items) Special items per ASM (a) CASM Ex-Fuel (including special items)(b)	9.82 - 9.87 0.25 8.21 - 8.26	9.41 - 9.46 0.06 7.90 -7.95

2004 Estimate (cents)
Consolidated Operating Statistics	1st Qtr.(E)	Full Year(E)
CASM (including special items) Special items per ASM (a) CASM Ex-Fuel (including special items) (b)	10.67 - 10.72 0.23 8.95 - 9.00	10.24 - 10.29 0.05 8.63 - 8.68

2004 Estimate
Fuel Gallons Consumed	1st Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price per Gallon (excluding fuel taxes)	320 Million 60 Million $1.01 - $1.03	1,320 Million 265 Million $0.93 - $0.97
Fuel Hedges	% of Volume Hedged	Wtd. Average Strike Price of Caps
First Quarter Second Quarter Third Quarter Fourth Quarter Full Year Average	0% 0% 20% 20% 10%	n/a n/a $32.00/Barrel $32.00/Barrel $32.00/Barrel
2004 Estimated Amounts ($Millions)
Selected Expense Amounts	1st Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$220 $155 $105 $88	$905 $635 $420 $355

Cash Capital Expenditures	2004 Estimate ($Millions)
Fleet & Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$90 125 55 $270 (115) $155

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:
First Quarter 2004 (Millions)
Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $36 Between $19 - $36 Between $0 - $19 Net Loss	65.9 65.9 65.9 65.9	75.5 71.4 66.4 65.9	$3.6 $1.4 -- --
Full Year 2004 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $143 Between $76 - $143 Between $0 - $76 Net Loss	66.1 66.1 66.1 66.1	76.1 71.9 66.9 66.1	$14.2 $5.7 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

  Special items include $51 million of charges during the first quarter of 2003.
  Cost per available seat mile excluding fuel is computed by subtracting fuel cost from total operating costs and dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.

Reconciliation of GAAP to Non-GAAP Financial Information

1st Qtr 2003
(in millions except per share data)	Net Income (Loss)

Mainline Operating Expenses - GAAP
Items Excluded:
  MD80 Fleet impairment loss
  Fuel Expenses
Mainline Operating Expenses - Non-GAAP

ASMs

CASM - GAAP (cents)
CASM Ex-Fuel Excluding Special Items -   Non-GAAP (cents)

$1,955 (65) (301) $1,589 19,076 10.25 8.33

Mainline	1Q03 (cents)	1Q04 Range (cents)	Year-over-Year % Change
CASM - GAAP CASM Ex-Fuel Excluding Special Items - Non-GAAP	10.25 8.33	9.82 - 9.87 7.96 - 8.01	(4.2) - (3.7)% (4.4) - (3.8)%